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                                    EXHIBIT 10.14


                                REPUBLIC BANCORP, INC
                            REPUBLIC BANK & TRUST COMPANY

                     OFFICER COMPENSATION CONTINUATION AGREEMENT


     This Agreement dated as of the 16 day of October, 1997 (the "Agreement") is made by and between Republic Bancorp, Inc., a Kentucky corporation (the "Company"), and Mark Vogt (the "Executive"), who is presently Chief Financial Officer of Republic Bank & Trust Company (the "Bank") in consideration of the mutual covenants herein contained and in further consideration of services performed and to be performed by the Executive for the Company and/or its subsidiaries. As of the date of this Agreement, Bank is a wholly-owned subsidiary of the Company. The Bank joins in this Agreement to further accomplish the terms and objectives of this Agreement.

                                       RECITALS

     A. The Company considers the establishment and maintenance of sound and vital management of the Company and its subsidiaries to be essential to protecting and enhancing the best interests of the Company and its shareholders.

     B. The Company recognizes that, while not anticipated, the possibility of a change of control may exist. Such possibility, and the uncertainty and questions which it may raise among management of the Company and its subsidiaries may result in the departure or distraction of key members of management to the detriment of the Company's shareholders.

     C. The Company's Board of Directors has determined that appropriate steps should be taken to encourage key members of management of the Company and its subsidiaries, such as the Executive, to remain in the employ of the Company and/or its subsidiaries and perform their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company.

     NOW, THEREFORE, in consideration of the foregoing and of the covenants herein contained, the parties hereto agree as follows:

                               Section 1 -- DEFINITIONS

For purposes of this Agreement, the following words and terms shall have the following meanings:

     1.1 Termination by the Bank of the Executive's employment for "CAUSE" shall mean termination upon (A) the willful and continued failure by the Executive substantially to perform the Executive's duties with the Bank (other than any such failure resulting from Disability or


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temporary incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Bank (the "Bank Board"), which demand specifically identifies the manner in which the Bank Board believes that the Executive has not substantially performed his duties; or (B) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Bank or the Company. For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Bank or the Company.

     1.2 A "CHANGE IN CONTROL" of the Company shall mean (I) an event or series of events which have the effect of any "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act, becoming the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company or the Bank representing a greater percentage of the combined voting power of the Company's or Bank's then outstanding stock, than the Trager Family Members as a group; (ii) an event or series of events which have the effect of decreasing the Trager Family Members' percentage ownership of the combined voting power of the Company's or Bank's then outstanding stock to less than 25%; (ii) any person (including the Company or the Bank) publicly announces an intention to take or to consider taking actions which have consummated would constitute a Change in Control, or (iii) the Company Board adopts a resolution to the effect that a Potential Change in Control for purposes of this Plan has occurred. For purposes of this paragraph, "Trager Family Member" shall mean Bernard M. Trager, Jean S. Trager and any of their lineal descendants, and any corporation, partnership, limited liability company or trust the majority owners or beneficiaries of which are directly or indirectly through another entity Bernard M. Trager, Jean S. Trager, or one or more of their lineal descendants.

     1.3 "COMPENSATION" shall mean the Executive's annual base salary at the greater of (A) the highest rate in effect at any time during the twelve months immediately preceding the applicable Date of Termination, or (B) the rate in effect immediately prior to the applicable Change in Control.

     1.4 "CONTRACT PERIOD" shall mean the period defined in Section 2 hereof.

     1.5 "DATE OF TERMINATION" shall mean (A) if the Executive's employment is terminated for Good Reason, as defined below, the date specified in the Notice of Termination, as defined in this Section 1.8 below; and (B) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; PROVIDED THAT, if within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

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     1.6    "DISABILITY" shall mean a physical or mental incapacity of the
Executive which entitles the Executive to benefits under any long-term disability plan or wage continuation plan applicable to him and maintained by the Company as in effect immediately prior to the applicable Change in Control.

     1.7    "GOOD REASON" shall mean:

            (a) Without the Executive's express written consent, the assignment to Executive of any duties inconsistent with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or any removal of Executive from, or any failure to reelect Executive to, any positions or offices Executive held immediately prior to a Potential Change in Control, except in connection with the termination of Executive's employment at death, for Cause or on account of Retirement or Disability pursuant to the requirements of this Agreement;

            (b) (i) the failure by the Company to continue in effect any employee welfare or pension benefit plans within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 (the "Plans"), in which Executive was participating immediately prior to a Potential Change in Control (or substitute plans, programs or arrangements providing Executive with substantially similar benefits),

                  (ii) the taking of any action, or the failure to take any action, by the Company which could (A) adversely affect Executive's participation in, or materially reduce Executive's benefits under, any of the Plans, (B) materially adversely affect the basis for computing benefits under any of the Plans, or (C) deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to a Potential Change in Control, or
(iii) the failure by the Company to provide Executive with the number of paid vacation days to which Executive was entitled immediately prior to a Potential Change in Control in accordance with the Company's vacation policy applicable to Executive then in effect;

except, in each case, in connection with the termination of Executive's employment at death, for Cause or on account of Retirement or Disability pursuant to the requirements of this Agreement;

            (c) the failure by the Company to obtain an assumption of the obligations of the Company under this Agreement by any successor to the Company;

            (d) a reduction by the Bank in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time, except as part of an across-the-board reduction of base salaries applicable to all salaried employees of the Bank, provided the reduction (or series of reductions) does not exceed 5% of the Executive's base salary prior to such change;

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            (e)   the relocation of the Bank's principal executive offices to a location outside the metropolitan Louisville area; or the Company's requiring the Executive to be based anywhere other than in the metropolitan Louisville area, except for required travel on the Bank's business to an extent substantially consistent with similarly situated executives' business travel obligations;

            (f) any purported termination of the Executive's employment during the contract period which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3 below; and for purposes of this Agreement, no such purported termination shall be effective.

     1.8 A "NOTICE OF TERMINATION" shall mean a notice, from the Bank or from the Executive, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     1.9    "Plans" shall have the meaning given in Section 1.7(b).

     1.10 Any reference to "SUBSIDIARIES" of the Company shall include those subsidiaries owned by the Company directly or owned by the Company indirectly through another company which is wholly-owned by the Company.

                        Section 2 -- APPLICATION OF AGREEMENT

     This Agreement shall apply only to termination of employment of the Executive during a period (the "Contract Period") commencing on the date immediately preceding the date of a Change in Control and terminating on the second anniversary of the date of that Change in Control; provided, however, that each such Change in Control occurs during the period commencing as of November 1, 1997 and terminating at midnight on December 31, 1998 or as further extended pursuant to the following sentence. At midnight on December 31, 1998, and on each annual anniversary of that time and date thereafter, such latter period shall be automatically extended for two additional years, unless on or before such anniversary the Company notifies the Executive in writing that it elects not to extend such period. There is one Contract Period for each Change in Control and there may be multiple Change(s) in Control. With respect to a termination pursuant to Section 3.2 only, the Contract Period shall also include the period from and after a Potential Change in Control. If a Potential Change in Control occurs but a Change in Control does not follow within one year of the Potential Change in Control, the Contract Period shall expire on the one year anniversary of the Potential Change in Control.

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                               Section 3 -- TERMINATION

     3.1 PROCEDURE FOR TERMINATION. Any termination by the Bank or by the Executive, pursuant to this Agreement, shall be communicated by Notice of Termination to the other parties hereto. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 51% of the entire membership of the Board of Directors of the Company (the "Company Board") at a meeting of the Company Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Company Board), finding that in the good faith opinion of the Company Board, the Executive was guilty of conduct set forth in Section
1.1 and specifying the particulars thereof in detail.

     3.2 TERMINATION FOR CAUSE OR BEFORE CONTRACT PERIOD. Upon a termination of the Executive's employment for Cause during the Contract Period, the Executive shall have no right to receive any compensation or benefits hereunder. Upon a termination of the Executive's employment without Cause during the Contract Period, the Executive shall be entitled to receive the benefits provided in Section 3.4 hereof. This Agreement shall not apply to, and the Executive shall have no right to receive any compensation or benefits hereunder in connection with, any termination of the Executive's employment by the Company other than during a Contract Period, and Executive shall remain an "at will" employee until a Contract Period begins.

     3.3 TERMINATION FOR GOOD REASON. During the Contract Period, the Executive shall be entitled to terminate his employment with the Company and, if such termination is for Good Reason, to receive the benefits provided in
Section 3.4 hereof. The Executive shall give the Company Notice of Termination of his employment pursuant to this Section 3.3, and termination of the Executive's employment shall be effective five business days after the Executive gives notice thereof to the Company. This Agreement shall not apply to, and the Executive shall have no right to receive any compensation or benefits hereunder in connection with, any termination of the Executive's employment by the Executive other than during a Contract Period. This Agreement shall not apply to, and the Executive shall have no right to receive any compensation or benefits hereunder in connection with, a termination of the Executive's employment on account of the Executive's death, whether or not during the Contract Period.

     3.4 COMPENSATION UPON TERMINATION. If during a Contract Period the Executive's employment shall be terminated by the Bank other than pursuant to death or for Cause, or if the Executive shall terminate his employment for Good Reason, then the Company shall continue to pay, or the Company shall cause the Bank to continue to pay, for the remainder of the Contract Period, the Executive's Compensation in the same manner as if employment had not terminated.

     In addition to the severance benefits set forth in this Section 3.4, the Company shall, or the Company shall cause the Bank to:


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            (1)   maintain in full force and effect, for the continued benefit of the Executive for the shorter of (I) until the Executive's death (provided that benefits payable to his beneficiaries shall not terminate upon his death), or (ii) with respect to any particular Plan, the date he is afforded a comparable benefit at a comparable cost to the Executive by a subsequent employer, or (iii) the remainder of the Contract Period, all Plans in which Executive was entitled to participate immediately prior to the Change of Control (unless Plans generally available to employees of the Bank have been modified since the Change in Control in which case the Plans to be continued shall be those in effect at the Date of Termination, at the level most comparable to that available to the Executive at the Change in Control). In the event that the Executive's participation in any Plan of the Company is prohibited, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive is entitled to receive under Plan, for such period. At the end of the period of coverage, the Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Bank or the Company relating specifically to the Executive; and

            (2) cause all stock options and stock appreciation rights and/or the rights held by the Executive with respect to stock in the Company, immediately prior to the termination, if not otherwise presently exercisable, to become presently exercisable.

     3.5 DISABILITY. If during the Contract Period, the Executive's employment shall be terminated, either by the Bank or by the Executive, due to the Executive's Disability, the Company shall pay the Executive as severance compensation the same benefits as set forth in Section 3.4(1)-(5).

     3.6    NO MITIGATION.     The Executive shall not be required to
mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 3 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

                              Section 4 -- MISCELLANEOUS

     4.1 PROTECTION OF PROPRIETARY INFORMATION. By accepting the terms of this agreement, the Executive agrees that should his employment with the Company discontinue, he will not directly or indirectly solicit the Company's or its affiliates' customers or employees for a period of one year

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nor will he share any of the Company's or its affiliates' trade secrets or other proprietary information.

     4.2 SUCCESSORS SHALL ASSUME. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company or the Bank would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitled the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated the Executive's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined in the preamble hereto and any successor to its business and/or assets as aforesaid or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. As used in this Agreement, "Bank" shall mean the Bank as defined in the preamble hereto and any successor to its business and/or assets as aforesaid or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     4.3    BINDING EFFECT.    This Agreement shall inure to the benefit of
and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     4.4    REDUCTION OF AMOUNTS PAYABLE.    In no event shall any amount
payable under any provision of this Agreement equal or exceed an amount which would cause the Company to forfeit, pursuant to Section 280G(a) of the Internal Revenue Code of 1986, as amended, its deduction for any or all such amounts payable. Pursuant to this Section 4.3, the Company's Compensation Committee has the power to reduce severance benefits payable under this Agreement, if such benefits alone or in conjunction with termination benefits provided under any other Company plan or program, would cause the Company to forfeit otherwise deductible payments; PROVIDED, HOWEVER that no benefits payable under this Agreement shall be reduced pursuant to this Section 4.3 to less than $1.00 below the amount of benefits which the Company can properly deduct under Section 280G(a) of the Internal Revenue Code of 1986, as amended.

     4.5    NOTICE.      Any notice or request required or permitted to be
given under this Agreement shall be in writing and shall be deemed sufficiently given for all purposes if mailed by certified mail, postage prepaid and return receipt requested, addressed to the intended recipient at

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            (a)   the addresses set forth below:

                  (i)    If to the Company:
                         Republic Bancorp, Inc.
                         601 W. Market St.
                         Louisville, Kentucky 40202

All notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company and to the Secretary of the Bank.

                  (ii)   If to the Bank:

                         Republic Bank & Trust Company
                         601 W. Market Street
                         Louisville, Kentucky 40202

All notices to the Bank shall be directed to the attention of the Secretary of the Bank with a copy to the Secretary of the Company.

                  (iii)  If to the Executive:

                         Mark Vogt
                         601 West Market Street
                         Louisville, KY 40202


            (b) Such other address as any of the parties shall specify by written notice to the other parties of this Agreement.

     4.6 PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation to pay the Executive the amounts provided for hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else, except with respect to tax withholding required pursuant to Section 4.11. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as expressly provided herein, the Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to amend, terminate, cancel or rescind this Agreement in whole or in part. Each and every payment made hereunder by the Company shall be final and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

     4.7    MODIFICATIONS AND WAIVERS.       No provisions of this Agreement
may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and


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signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

     4.8 ENTIRE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     4.9    GOVERNING LAW.     The validity, interpretation, construction and
performance of this Agreement shall be governed by the laws of the Commonwealth of Kentucky.

     4.10   VALIDITY.    The invalidity or unenforceability of any provisions
of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     4.11   COUNTERPARTS.      This Agreement may be executed in one or more
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     4.12 PAYROLL AND WITHHOLDING TAXES. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

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     IN WITNESS WHEREOF the parties hereto have executed this Agreement, as of the day and year first above written.



                                     REPUBLIC BANCORP, INC.


/s/ Mark Vogt                        By            /s/ Steve Trager
--------------------                        ---------------------------------
Mark Vogt                            Title:        President
                                            ---------------------------------
                                                   10/16/97
                                     Date:  ---------------------------------



                                     REPUBLIC BANK & TRUST COMPANY


                                     By             /s/Steve Trager
                                            ---------------------------------
                                     Title:         Vice Chairman
                                            ---------------------------------
                                     Date:          10/16/97
                                            ---------------------------------


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